UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
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Sema4 Holdings Corp.
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EXPLANATORY NOTE

This Schedule 14A filing relates to the proposed acquisition of GeneDx, Inc., a New Jersey corporation (“GeneDx”), by Sema4 Holdings Corp. (“Sema4” or the “Company”) pursuant to that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) between the Company, GeneDx, and the other parties thereto (the transactions contemplated by the Merger Agreement, the “Acquisition”).

The following communications were distributed on March 7, 2022 and are filed herewith:

•Investor conference fireside chat transcript

CHAT TRANSCRIPT

On March 7, 2022, Eric Schadt, Founder and Chief Executive Officer and Isaac Ro, Chief Financial Officer of Sema4 participated in a fireside chat at the 42nd Annual Health Care Conference, during which they discussed the current state of the business, the outlook for 2022, and the recently announced GeneDx acquisition. Below is a transcript.

Company Name: Sema4 Holdings Corp. (SMFR)
Event: 42nd Annual Health Care Conference
Date: March 07, 2022

<<Max Masucci, Analyst, Cowen and Company>>

Hi, welcome to Cowen's 42nd Annual Healthcare Conference. I'm Max Masucci, one of the life science and diagnostic tools analyst here at Cowen. It's my pleasure to welcome Sema4, an AI driven health intelligence company specialty lab. From the Sema4 team, we have Co-CEO now, Eric Schadt; and CFO, Isaac Ro. Thanks for joining us today, gentlemen. Good to see you. All right. So I just want to ask a quick question just because it's a question we've been getting before we really jump in to the business, but it's just around the timing details, the structure of the lockup just given the mechanism in which you came public.

<<Isaac Ro, Chief Financial Officer>>

Yes, sure. So pretty straightforward answer there, on the SPAC lockups, the only ones that actually remain at this point are for the sponsor, CMLS, and then for the board and management team. Those are all one year lockups. So we went public in July of last year, so July 22nd of 2022, that's when the lockups expire. For the GeneDx transaction, you didn't ask, but there are additional lockups there with shareholders, who are helping to fund the deal. So there are 180 day lockups for our shareholders under 5% ownership that participate in the pipe. And then in addition to that, there are some lockups that will run through the shareholder meeting for the transaction. Recall we expect the transaction to close sometime in Q2. So those agreements are there to provide for the lockups that were filed in an 8-K that we did on January 18th.

<<Max Masucci, Analyst, Cowen and Company>>

Okay, got it. Just to round it out, is there like what's the number that we should be keeping in consideration for the July expiration of the lockup? I am just trying to think of it in terms of the total amount of shares.

<<Isaac Ro, Chief Financial Officer>>

Well, CMLS is pretty significant shareholder for us. I can give you the details. Those are available in the latest filings, the 13F, I think, came out a couple weeks ago, but it's more than 20%.

<<Max Masucci, Analyst, Cowen and Company>>

Okay, got it. All right, well, let's move beyond that to the business because there is a lot of exciting things to talk about. Since becoming public, you have message and appetite for M&A. GeneDx acquisition was announced in mid-January. I have to imagine you're looking at a range of potential acquisition targets. So to start it would be great to hear why GeneDx initially caught your eye, what you learned during the M&A diligence process and – in the two months since you announced the deal?

<<Eric Schadt, Founder and Chief Executive Officer>>

Yes, sure, Max. I can take that. And first of all, welcome. I'm at the ViVE Conference in Miami Beach, noisy venue. So I'm happy to be on headsets. It's like great to be here. We absolutely, Max, had explored a broad range of M&A activity from the oncology side to the kind of germline genomic testing solution side. And GeneDx caught our eye given the kind of scale they were operating at in terms of delivering clinical exome at scale on the rare disorder diagnostics arena. But even beyond that into the rare disorder screening capabilities having a data asset of over 300,000 clinical exomes generated in the rare disorder context, a lot of that integrated with clinical record information. So very complementary to the kind of data we had. A lot of the – in addition to just an increased portfolio and scale with respect to the genomic testing solutions while complementing the women's health reproductive health side in combination you can think of it as family health going into the newborn screening where disorder diagnostic pediatric NICU, PICU plays and so on, getting to a standardized clinical exome genomic backbone.

You'll remember that's been our path since the beginning to be basically generating test once and analyzing for a lifetime. They kind of accelerate that play. And then our increasing discussions with pharma kind of expand given the expanse of our data beyond just oncology and into lots of different disorders, including rare disorders where there's increasingly heavy, heavy investment and again a very differentiated data asset in that arena. So kind of the combination of all of those made at that the current market conditions and current value made GeneDx a really good deal for us. And I don't know if Isaac has anything to add on top of that.

<<Isaac Ro, Chief Financial Officer>>

Yes, that was a really good summary. It's super exciting just to bring together another kind of number one franchise. You think about the breadth of what we offer to the entire category. We're calling it a little bit more family health across that continuum. These are patients that are highly engaged already in their health and their willingness to share data. So it's really from a strategic standpoint, particularly for data like a complete no-brainer in our view to extend our relationship with patients through that whole family health journey.

<<Max Masucci, Analyst, Cowen and Company>>

Yes. It's – if you look at the expanded test menu, do you see – what's the opportunity for Legacy Sema4 tests to see an acceleration with the combined portfolio or GeneDx tests to see an acceleration just given any cross-selling opportunities and synergies with the combined test portfolio.

<<Eric Schadt, Founder and Chief Executive Officer>>

First, it's worth noting that GeneDx has over 70% market share in rare disorder diagnostics with clinical exome. So the medical geneticist to order those kinds of tests through hundreds of think children's hospitals and other systems, they're the dominant players. So they have this good penetration into those systems with respect to the rare disorder journey. And so I think increasingly that kind of testing becoming standard of care in NICU and PICU place. Well, that's ride off the reproductive health journey that Sema4 is centered on in the women's health side. And as Isaac said, that gets into the family health play. So being able to drive into those systems where GeneDx is already operating and kind of cross-selling into that reproductive health channel, which increasingly involves heritable cancer as other fast growing segment for us, and that rolls into oncology.

So we see it as a kind of a catalyst that can help expand along the line of health systems, which as you know is core to our strategy. And then they are the systems where we have these deeper learning based partnerships with health systems, where again GeneDx is a very natural complement to again drive uptake of clinical exome sequencing, whole genome sequencing, a standard of care in the pediatric arena in particular in the NICU PICU. And the other thing GeneDx has done that's very exciting is moving towards this newborn screening, making whole genome sequencing standard of care for every newborn, just like the blood spot newborn screening that happens in nearly all states.

And so doing a project where many tens of thousands or hundred thousand babies in the New York City area in collaboration with New York Department of Health to get at building the right kind of evidence for that kind of play. And so that you can again see as an even greater accelerant on into the families, like Isaac mentioned that is a very sticky form of engagement on the woman's reproductive health journey on into the rare disorder. And it has kind of that network affected the family over half of the exomes that GeneDx has generated or trios, right. So they're happening within the nuclear family contacts. And so, there's the ability to expand into the family with more differentiated insights.

<<Max Masucci, Analyst, Cowen and Company>>

That's great. And maybe one for Eric and Isaac the second part might be best suited for you, but – yes – can you just talk about what went into the decision to pursue the dual CEO approach? And Eric just would be curious to hear how you – and Katherine are planning to split duties? And then, Isaac, just pretty quickly run through the combined commercial organization, the amount of sales reps if there is any geographic reach that you have now that you didn't have before, and then the lab operations that would be great.

<<Eric Schadt, Founder and Chief Executive Officer>>

Yes. So for me the Co-CEO structure will not super – traditional, but it is increasingly being leverage giving kind of – some of the complicated missions companies like Sema4 [indiscernible] (0:09:27). And it's the genomic testing solution side running at scale is one big part of the vision. But remember that piece we view as a growth package in generating fuel and data and patient engagement to drive into standard of care precision medicine as a solution for everybody and doing that through health systems and pharma as the initial kind of push.

And what I need to want to focus increasingly on is that information place like we are now having information at scale millions and millions of patients with a fully identified data extracting from that generating very valuable resource, increasingly engaging pharma in that and we'll in pursuit of very significant size deals. And doing that in partnership with the health systems like making all of that work and kind of driving that future of Sema4 while Katherine focuses heavily on continuing to scale and grow that commercial channel side and the genomic testing solutions.

And just trust me since we raised our first round of outside finance say maybe two and a half years ago, since that time it's been just a crazy push to – from that first raise into COVID into our second round a few months after that into the SPAC and now GeneDx, like it's been this just crazy journey and having a partner, who knows how to scale stuff in this arena, who I trust that sees this longer term vision is going to be partnered with me. Will I drive hard on that information platform, health system and pharma side like it's in my view would be difficult to do any other way.

<<Max Masucci, Analyst, Cowen and Company>>

Yes, we are experiencing, I would say, rising use of the Co-CEO approach. Isaac number one plus you number two. Can we run through commercial organization and lab operations?

<<Isaac Ro, Chief Financial Officer>>

Sure. Thank you. Absolutely. So on the commercial side maybe I give you a couple framing comments. One is when we think about our commercial reach, the drive that we really have is to number one maintain the leadership position we have in our core women's health franchise. And then of course the GeneDx in the rare disease side with the physicians that order whole exomes today that sort of table stakes. But then really when we think about the future, this is about driving deeper into health systems. And the reason I bring up point number two is that there I think has been a tendency to think about channel reach in this industry as a function of scale, meaning more bodies out in the channel, calling more doctors is a good thing, and there is absolutely evidence that that works and there's a one industry that's been very successful growing by throwing bodies at the question, right, but what we're trying to do is get really deep and that is a different quantum of resources that isn't necessarily reps by itself, right.

We have a large sales force. We haven't given a specific number, but we're extremely scaled in both women's health and for GeneDx and rare disease and those numbers are getting bigger. We're investing to get a little bigger because there is low hanging fruit in the traditional IVF channels and all that to get bigger. But as we think about the primary focus over the next five to 10 years, it's about getting deep in health systems, which will mean that the sales force will probably have sort of a decelerating rate of growth over that period of time.

And it's going to be about getting really deep in getting an extremely high share of wallet within those health systems. And that potentially will give you a different sort of leverage model in your sales force, right. You should be able to get very productive for the same number of reps in terms of generating revenue and volume if you're successful in that model. So that's really what we're trying to achieve. We're making great progress there already. We'll talk a little bit more about that in the Q4 call later this month, but we talked a little bit about it in Q3 where you saw a very high rate of uptake. 90% plus of PCPs in the NorthShore System already using an ordering from us in the first six months and we aim to realize similar rates of uptake in the other health systems.

And if we can do that that I think will allow us to get really good mind share, good wallet share of the ordering physicians in those markets without throwing hundreds of bodies at it, right. So that's sort of like where we're trying to go from an organ thing. So I don't want to talk too much about number of reps because that's not really what we're solving for. But to be fair, that number is still growing a little bit, because there is white space for us. So having said all that on the lab side, one of the things that's really exciting with GeneDx is they've got a purpose built facility to run clinical exomes at scale and they're already doing it with what we think is more or less best-in-class COGS. So there's a huge opportunity for us to leverage that.

We also have an incredible state-of-the-art facility that we're very proud of in Connecticut, it's growing significantly. And between the two, we think we're going to be one of the best and most sophisticated labs out there, not just doing NGS, but in particular clinical exomes. Yes. And so if we lean into that continuously and deploy capital effectively, we're going to be able to maintain that leadership. And we think that's important because we're not yet at a point in a markets development where running an NGS lab is easy, right. It's really hard to do this well and to do this efficiently. And so, we're going to keep investing behind that and that's a big part over the next couple of years. And if we do that, then I think over time that will be a really important physical asset for us.

So between the commercial and the lab that's sort of where we're going. And the last question that's sort of oblique to all this, but relevant is R&D. I think the focus that we have on commercializing not just clinical exomes, but also the platform of algorithms that is Eric's vision. That's where a lot of our R&D effort is perhaps a little bit hidden from the outside world today, but I can tell you it's really a big thing that we're building around. So that the data we can monetize not just in the pharma side, but in multiple places. So the R&D effort is very, very focused in areas where we think are going to be super differentiated over time.

<<Max Masucci, Analyst, Cowen and Company>>

Yes, say…

<<Eric Schadt, Founder and Chief Executive Officer>>

And it's worth, Max, if I could…

<<Max Masucci, Analyst, Cowen and Company>>

Yes, yes. Go ahead.

<<Eric Schadt, Founder and Chief Executive Officer>>

If I could add a quick point just to reiterate something Isaac said on the scale. Like with GeneDx, we'll be running out of the gate on the order in the neighborhood of 500,000 clinical exome scale standard of care test a year, like unprecedented, like nobody else in the country – if you look at other large scale efforts whether it's a Regeneron, which is in the 300,000 or so a year or even

UK Biobank, which is around 200,000, 500,000 and growing over the next few years to a million, that scale of data and standard of care with 80% patients consenting with access to clinical record information will just be a scale of data and resource beyond what anybody has achieved today.

<<Max Masucci, Analyst, Cowen and Company>>

Yes. I'm – Eric, I'm happy chimed in on that. Just because I think originally if you go back to one of our earlier questions, we thought there were some potential for an M&A deal and MRD monitoring, but right now the upfront whole exome design is pretty expensive and it's hitting the COGS line pretty hard for some MRD monitoring companies. But like I – as you build out the infrastructure especially on the clinical exome side, how does that inform how you think about a potential expansion, I guess, more generally for the liquid biopsy portfolio or if you have any MRD specific comments that would be great.

<<Eric Schadt, Founder and Chief Executive Officer>>

Yes. Yes. So – perfect. So, first of all, of course, through our M&A explorations, we were heavy duty looking at that and several very wonderful companies. The values are a little off the charts. Our play is more kind of holistic precision medicine solutions and partnership with health systems. So, again, our aim isn't to grab all the volume we can. It's to learn what the health systems. What does it take to actually deliver precision medicine or oncology solution? So think of systems like Avera, where that's front and centered and Sinai in addition, and it's not just a wide array of tests, that's part of it, but it's processing of all the data, it's integration with the clinical data, it's streamlining those workflows, it's aiding physicians and making decisions through participation in tumor boards and beyond.

So that's the big solution we're pursuing. And we don't think just given where the values are at. We don't think we need to develop everything in-house. MRD is certainly an important therapy selection, which we are developing and certain is important in addition to surveillance, but their partnership opportunities around that as well. So if you ultimately think of cancer involving hundreds of different tests and what the system needs is help, help me understand for this patient, what are the – array of test or things to do with that patient. And if we serve as that conduit, we can reference things out and still play the delivery game.

<<Max Masucci, Analyst, Cowen and Company>>

Yes. We had our MRD monitoring panel this morning and we had two experts from the Mayo Clinic and MGH and then we had one from the community setting in the Midwest. And we had a chance to dive in on all of the factors that play into the selection of an MRD monitoring vendor that are outside of performance, right, paperwork, ordering. And so, I think, it's just a really interesting data point just based on your last comment. And so, Isaac, back to your response to that question. So on the commercial side, it's not about being a mile wide and an inch deep, it's not really about feet on the streets. So when you walk into a health system and you pitch the Sema4 plus GeneDx value proposition, how is that different compared to your pitches with health systems before the acquisition?

<<Isaac Ro, Chief Financial Officer>>

Yes, I look – and Eric should definitely chime in because I'll do a halfway job here. One of the things that really caught my attention when I asked the same question more than a year ago was the mindset that a lot of these health systems have are that they want very much to harness these technologies. In some cases, they're kind of doing it, but in all cases they know they're leaving a little money on the table so to speak in terms of what they can extract for their patients, from a research perspective for the benefit of all right. And so where we add a lot of value is that research mindset saying you're a great scaled health system, you're sophisticated, you're smart, you have high ambition, but you need a partner to really lean that – lean into the research opportunity in particular.

And that's really where I think the residents has played out is, is health systems very much are in a local competitive business typically fighting with other local health systems for patients and all that and procedures. And so having that ability to be premier with your research work, that's where we can really be catalytic. And that's the spirit with which we start now then falling out of that is a whole bunch of things, right. The fact that we can do clinical exome, the fact that we've got some really premier technologies and oncology though, tumor normal, whole genome, whole exome, all that stuff. And so, I think, the best-in-class carrier screening test, these are all outputs of the conversation, but the starting point is understanding what their ambitions are, where we can help them with it. So hopefully that makes sense.

<<Max Masucci, Analyst, Cowen and Company>>

Yes, definitely. So I'm thinking about the infrastructure that Personalis built for the MVP projects and how they're – they're now harnessing that infrastructure through a partnership with Natera on the MRD monitoring side. So I guess I'm curious I just want to ask, I'm sure there is only so much you can share. But if you have – if you're able to deliver that upfront exome design at a materially better COGS profile than some of these – some of the other MRD monitoring companies can do on their own, would that be an opportunity for a partnership or would it be more on the connectivity via the health intelligence platform things of that sort?

<<Isaac Ro, Chief Financial Officer>>

So, I mean, I'll start briefly. I think it's both because yes, there is an opportunity for better resolution through exome and all that, and eventually you whole genome, right. And so, you want to push that envelope and do it really well and all that at scale. Flip side is once you've done all that and all you've really done is generate more information, more data, and you need to give context, you need to give tools, you need to give clinicians actionability, what do I do with all this, right, which is the ever question, right. And it gets harder and harder to answer. So I think that's where you start to see a separation where – because we were really built as a data company with a lab, not a lab trying to harness data.

I think that really allows us to go to these partners with a different level of sophistication, a different level of engagement on the data side. And that's part of the reason why we've been successful in the oncology marketplace even though you could argue that we have some white space in our portfolio, right, where we could offer more things, but with the products that we have which we think are super competitive in those cases with the data we feel really good about our competitive stance and that's been validated by the deals that we've won.

<<Eric Schadt, Founder and Chief Executive Officer>>

Look just to add, Max, like absolutely to your – the core of your point, the scale of data we're generating, an exome on the germline, an exome on the somatic, the transcriptome, being able to better prioritize what active, what isn't in this particular – in a particular patient because remember things that are driver mutations in one stage may lose that, that like we can find all of that. And so, we are absolutely, again, exploring, as I said at the beginning, a broad range of partnerships around the liquid biopsy front in addition to what might we would be able to get moving ourselves. So, yes, I would just say stay tuned.

<<Max Masucci, Analyst, Cowen and Company>>

Yes. And I mean there's just so many factors that still need to be solved for in MRD particularly as we expand beyond CRC, right. And sensitivity will become more important. Different cancers have different tumor mutational burden and shedding. So, yes, I think, that's a good context. I appreciate that, so maybe just parlaying that into biopharma. I just want to set the stage or set expectations here I pose this question to you in the past, but when you characterize the biopharma strategy, partnership opportunities being a little bit closer to the data driven deal that 23 and we struck with GSK back in 2018 or it sounds like it's more in that direction versus being a test – just a test provider to biopharma similar to what we've seen for some other specialty labs.

<<Eric Schadt, Founder and Chief Executive Officer>>

Yes. Well, first it's worth noting that while our pharma revenue is modest today, it is approaching a good percentage and most – the majority of those deals are information driven. So they're not around sequencing as a service. And what I'll say is with the data we have, we have to get to certain milestones in terms of the quality of that data. We're going deeper. We're not just taking the unstructured data and putting that in a common model and selling it like we're going deep through the unstructured data, making that an increasingly valuable. And once you go deep enough, it's super differentiated from anything else pharma has access to. And we're now kind of at that – we rolled into that level kind of end of the year 2021 and what we're seeing is kind of a huge appetite by pharma to engage in very significant discussions around how that data can be leveraged by having way more accurate longitudinal journeys of patients that are beyond what they see in the market today.

And Isaac, I think, says it well when he talks about it that this isn't about – this is about quality and depth over quantity having millions of patients as opposed to hundreds of millions where you have highly detailed accurate journeys of what drugs the patient were on for what conditions, why did they get flipped off that drug and so on. Like – so, yes, like we think this is the year to drive to a much more significant deal given the full constellation of information assets we have today.

<<Max Masucci, Analyst, Cowen and Company>>

Yes. And I mean – and just – if you look at the data that your partner would be gaining access to compared to let's say what GSK gained access to [indiscernible] (0:26:57) there's key differences.

<<Eric Schadt, Founder and Chief Executive Officer>>

Yes, some genotypes and some survey info, like it's a pretty stark contrast in terms of having clinical grade genome scale molecular data combined with deep clinical characterization. It's very different.

<<Max Masucci, Analyst, Cowen and Company>>

Yes. Well, in any case, it's at least a nice early data demonstration of, I guess, that model, right. But, yes, you look at…

<<Eric Schadt, Founder and Chief Executive Officer>>

Yes, for sure.

<<Max Masucci, Analyst, Cowen and Company>>

Yes, you look at all the phenotypes, but also clinical exomes that you're adding to Centrellis via GeneDx and what the combined entity can add going forward? I would see you'll pretty soon you'll be at a pretty good sized number, but I'm curious for – whether it's for biopharma or IDNs, like, is there a certain number of clinical exomes or whole genomes that you think is like a – the trigger number or would really open up the conversation or make it – make those conversations and deals easier one?

<<Eric Schadt, Founder and Chief Executive Officer>>

Yes. Well, I'll say that the number of patients we have today with the deep clinical data is sufficient to engage pharma in substantial ways without having millions of clinical exomes alongside it. That said even on the rare disorder side having probably between GeneDx and ourselves combined call it half a million or so kind of genome scale genomic data in the rare disorder, whether it's through reproductive health or rare disorder diagnostics, and we've already seen the ability to identify groups of rare disorder individuals that are beyond what a company even with that number. And when I talk to the pharma company about is remember that that number is going to be doubling. The – all the history of those generate will be duplicated in the first year and then that number is going to keep growing substantially every year too. So again, we're just going to have an unprecedented growth engine for that scale of data being generated. That's already competitive today like it's not tens of millions, like a 2023 may have of genotype data but having into the high hundreds of thousands of clinical exome grade data to get at depth, especially in a rare disorder context is very meaningful. And then we think once we're kind of over a million and the kind of general population health kind of plays, we think we'll be substantial given it's hooked up to deep clinical data.

<<Max Masucci, Analyst, Cowen and Company>>

Makes sense. So, I think, we're coming up on time here, but really appreciate your willingness to have a great creative discussion and looking forward to the upcoming call.

<<Eric Schadt, Founder and Chief Executive Officer>>

Great, thanks, Max.

<<Isaac Ro, Chief Financial Officer>>

Thank you.

<<Max Masucci, Analyst, Cowen and Company>>

Absolutely. I would go on.

Cautionary Statement Regarding Forward Looking Statements

This communication contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transactions, including statements regarding the anticipated benefits of the transactions, the anticipated timing of the transactions, expansion plans, projected future results and market opportunities of Sema4. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including but not limited to: (i) the risk that the transactions may not be completed in a timely manner or at all, which may adversely affect the price of Sema4’s securities, (ii) the risk that the transactions may not be completed by the acquisition deadline and the potential failure to obtain an extension of the acquisition deadline if sought by either of the parties, (iii) the failure to satisfy the conditions to the consummation of the transactions, including approval by the stockholders of Sema4 of the issuance of the stock consideration pursuant to the merger agreement, the ratification of the required consent condition, the satisfaction of the pre-closing restructuring conditions and the other conditions specified in the merger agreement, (iii) the inability to complete the private placement financing in connection with the transactions and the fact that Sema4’s obligation to consummate the mergers is not conditioned on the completion of the private placement financing, (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (vi) the effect of the announcement or pendency of the transactions on Sema4’s or GeneDx’s business relationships, operating results and business generally, (vii) risks that the transactions disrupt current plans and operations of Sema4 or GeneDx and potential difficulties in Sema4 or GeneDx employee retention as a result of the transactions, (viii) the outcome of any legal proceedings that may be instituted against Sema4 or GeneDx related to the merger agreement or the transactions, (ix) the ability to maintain the listing of Sema4’s securities on the Nasdaq Global Select Market, (x) the price of Sema4’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which Sema4 and GeneDx operate, variations in operating performance across competitors, and changes in laws and regulations affecting Sema4’s or GeneDx’s business, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the transactions, and identify and realize additional opportunities, (xii) the risk of downturns and a changing regulatory landscape in the highly competitive healthcare industry, and (xiii) the size and growth of the markets in which each of Sema4 and GeneDx operates. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Sema4’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30,

2021, filed with the U.S. Securities and Exchange Commission (the “SEC”) and other documents filed by Sema4 from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Sema4 assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Sema4 gives no assurance that either GeneDx or Sema4 or the combined company will achieve its expectations.

Additional Information and Where to Find It / Non-Solicitation

In connection with the proposed transactions, Sema4 intends to file a proxy statement with the SEC. The proxy statement will be sent to the stockholders of Sema4. Sema4 also will file other documents regarding the proposed transactions with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF SEMA4 ARE URGED TO READ THE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTIONS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Investors and security holders will be able to obtain free copies of the proxy statement and all other relevant documents filed or that will be filed with the SEC by Sema4 through the website maintained by the SEC at www.sec.gov.

The documents filed by Sema4 with the SEC also may be obtained free of charge at Sema4’s investor relations portion of its website at www.sema4.com or upon written request to Sema4 Holdings Corp., 333 Ludlow Street, North Tower, 8th Floor, Stamford, Connecticut, 06902.

Participants in Solicitation

Sema4 and GeneDx and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Sema4’s stockholders in connection with the proposed transactions. Information about Sema4’s directors and executive officers and their ownership of Sema4’s securities is set forth in Sema4’s filings with the SEC. To the extent that holdings of Sema4’s securities have changed since the amounts printed in Sema4’s Registration Statement on Form S-1 (File No. 333-258467), such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. A list of the names of such directors and executive officers and information regarding their interests in the acquisition will be contained in the proxy statement when available. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.